UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 17, 2019
Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.
(Exact name of registrant as specified in its charter)

Bermuda				98-0374481
(State or other jurisdiction of incorporation or organization)				(I.R.S. Employer Identification No.)

Waterloo House, Ground Floor
100 Pitts Bay Road,	Pembroke	HM 08,	Bermuda	(441)	278-9250
(Address of principal executive offices)				(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common shares, $0.0011 par value per share	ACGL	NASDAQ	Stock Market
Depositary shares, each representing a 1/100th interest in a 5.25% Series E preferred share	ACGLP	NASDAQ	Stock Market
Depositary shares, each representing a 1/100th interest in a 5.45% Series F preferred share	ACGLO	NASDAQ	Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01    Entry into a Material Definitive Agreement.

On December 17, 2019, Arch Capital Group Ltd. (the “ACGL”) and certain of its subsidiaries (such subsidiaries are referred to as “Designated Subsidiary Borrowers” and, together with ACGL, the “Borrowers”), entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator, and the lenders party thereto. The Credit Agreement amends and restates the existing credit agreement, dated as of October 26, 2016, of the Borrowers.
The Credit Agreement provides for a $250 million secured facility for letters of credit (the “Tranche A Facility”) and $500 million unsecured facility for revolving loans and letters of credit (the “Tranche B Facility” and together with the Tranche A Facility, the "Senior Credit Facility"). Obligations of each Designated Subsidiary Borrower under the Tranche A Facility are secured by cash and eligible securities of such Designated Subsidiary Borrower held in collateral accounts. Subject to the receipt of commitments, the Senior Credit Facility may be increased up to an aggregate of $1.25 billion. Arch Capital Group (U.S.) Inc. (“ACUS”) guarantees the obligations of ACGL, ACGL guarantees the obligations of ACUS and Arch U.S. MI Holdings Inc. and Arch Capital Finance LLC guarantees the obligations of ACGL and ACUS.
The commitments under the Credit Agreement will expire on December 17, 2024, and all loans then outstanding under the Credit Agreement must be repaid. Letters of credit issued under the Credit Agreement will not have an expiration date later than December 17, 2024.
The Credit Agreement contains customary representations and warranties, conditions to credit extensions, affirmative and negative covenants, and events of default. Each Designated Subsidiary Borrower (other than ACUS and any borrower whose principal business is mortgage insurance) is required to maintain a financial strength rating of at least “B++” by A.M. Best Company, Inc. or “BBB+” from Standard & Poor's Financial Services LLC. In addition, ACGL is required to comply with a maximum consolidated leverage ratio covenant, and each of ACGL, Arch Reinsurance Company and Arch Reinsurance Ltd. is required to comply with a minimum consolidated tangible net worth covenant.
The foregoing is a summary of certain terms of the Credit Agreement, and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.
ITEM 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report is incorporated by reference.

ITEM 9.01     Financial Statements and Exhibits.
(d):     The following exhibits are being filed herewith.

EXHIBIT NO.	DESCRIPTION
10.1
Third Amended and Restated Credit Agreement, dated as of December 17, 2019, by and among Arch Capital Group Ltd., certain of its subsidiaries as subsidiary borrowers, Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator, and the lenders party thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH CAPITAL GROUP LTD.

Date: December 17, 2019	By:	/s/ W. Preston Hutchings
		Name:	W. Preston Hutchings
		Title:	Senior Vice President and Chief Investment Officer